Exhibit 4.3

ZIMVIE INC.

2022 STOCK INCENTIVE PLAN

1. General:

(a) Establishment of Plan. The ZimVie Inc. 2022 Stock Incentive Plan (the “Plan”) is hereby established effective as of March 1, 2022 (the “Effective Date”).

(b) Purpose. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of service providers of the Company to those of the Company’s stockholders and by providing persons who provide services to the Company with long-term incentives for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of such persons who will be largely responsible for the long-term performance, growth and financial success of the Company.

2. Definitions: For purposes of this Plan:

(a) “Affiliate” means any entity in which the Issuer has, directly or indirectly, an ownership interest of at least 20%.

(b) “Associated Option” shall have the meaning set forth in Section 7.

(c) “Award” means an award of options, stock appreciation rights, performance shares, performance units, restricted stock, or restricted stock units granted under this Plan, including substitute or assumed awards granted under Section 20 and awards assumed as of the Effective Date under Section 21.

(d) “Board” or “Board of Directors” means the Board of Directors of the Issuer.

(e) “Change in Control” shall have the meaning set forth in Section 15(d).

(f) “Committee” shall have the meaning set forth in Section 4.

(g) “Current Portion” shall have the meaning set forth in Section 8(a).

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(i) “Common Stock” means the Issuer’s common stock.

(j) “Company” means the Issuer (ZimVie Inc.) and its Subsidiaries and Affiliates.

(k) “Deferred Portion” shall have the meaning set forth in Section 8(a).

(l) “Disability” means total disability as defined by the Company’s group long-term disability insurance policy applicable to participants.

(m) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means the average of the high and low sale prices of a share of Common Stock on the Nasdaq Stock Market on the date of measurement or on any date as determined by the Committee and, if there were no trades on such date, on the day on which a trade occurred next preceding such date.

(o) “Issuer” means ZimVie Inc, a Delaware corporation.

(p) “Other Stock-Based Awards” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Section 10.

(q) “Performance Criteria” shall have the meaning set forth in Section 6(a).

(r) “Plan” means this ZimVie Inc. 2022 Stock Incentive Plan.

(s) “Prior Plan” means the Zimmer Biomet Holdings, Inc. 2009 Stock Incentive Plan, as amended.

(t) “Qualifying Termination” shall have the meaning set forth in Section 15(e).

(u) “Regulations” shall have the meaning set forth in Section 4(c).

(v) “Restriction Period” shall have the meaning set forth in Section 9(b)(2).

(w) “Retirement” shall mean termination of the employment of an employee with the Company on or after (i) the employee’s 65th birthday or (ii) the employee’s 55th birthday if the employee has completed 10 years of service with the Company. For purposes of this Section 2(v) and all other purposes of this Plan, Retirement shall also mean termination of employment of an employee with the Company for any reason (other than the employee’s death, resignation, willful misconduct or activity deemed detrimental to the interests of the Company) where, on termination, the employee’s attained age (expressed as a whole number) plus completed years of service (expressed as a whole number) plus one (1) equals at least 70 and the employee has completed 10 years of service with the Company and, where applicable, the employee has executed a general release, a covenant not to compete and/or a covenant not to solicit. Retirement shall also include terminations of employment due to Disability, as defined in Section 2(l). For purposes of this Plan, an employee’s service with the Company’s former parent, Zimmer Biomet Holdings, Inc., and its subsidiaries and affiliates before March 1, 2022 shall be included as service with the Company, provided that the employee was employed by Zimmer Biomet Holdings, Inc. (or a subsidiary or affiliate) on February 28, 2022 and has been continuously employed by the Company since March 1, 2022. For the avoidance of doubt, the Retirement provisions of the Plan do not apply to service providers who are not employees.

(x) “Section 409A of the Code” shall mean Section 409A of the Code and the regulations and guidance promulgated thereunder.

(y) “Subcommittee” shall have the meaning set forth in Section 4(b).

(z) “Subsidiary” shall mean any corporation which at the time qualifies as a subsidiary of the Issuer under the definition of “subsidiary corporation” in Section 424 of the Code.

(aa) “Tax Date” shall have the meaning set forth in Section 14(a).

(bb) “Withholding Tax” shall have the meaning set forth in Section 14(c).

3. Shares of Common Stock Subject to the Plan:

(a) Shares Authorized; Share Counting. Subject to the other provisions of this Section 3, the total number of shares available for grant as Awards pursuant to this Plan shall be 3,000,000. Solely for the purpose of applying the foregoing limitation and subject to the replenishment provisions of Section 3(b) below:

(1) each Award granted under this Plan shall reduce the number of shares available for grant by one share for every one share granted;

(2) if Awards are granted in tandem, so that only one of the Awards may actually be exercised, only the Award that results in the greater reduction in the number of shares available for grant shall result in a reduction of the shares so available, and the other Award shall be disregarded; and

(3) Substitute or assumed Awards made under Section 20 and Awards assumed as of the Effective Date under Section 21 shall not be included in applying these limitations.

(b) Shares Again Available.

(1) In the event all or any portion of an Award terminates or expires or is cancelled or forfeited during the term of this Plan without being exercised or fully vested or is settled for cash (collectively, “cancelled awards”), then the shares underlying such cancelled award shall be restored to the Plan on a one-for-one basis and may again be used for Awards under the Plan.

(2) Notwithstanding anything to the contrary contained herein:

(A) if a stock appreciation right included in an option in accordance with Section 7(b)(12) is exercised, the number of shares covered by the option or portion thereof which is surrendered on exercise of the stock appreciation right shall be considered issued pursuant to the Plan and shall count against the aggregate Plan limit described above, regardless of whether or not any shares are actually issued to the participant upon exercise of the stock appreciation right.

(c) Individual Limitation. No individual participant may be granted, in any single calendar year during the term of this Plan, stock options and/or stock appreciation rights to purchase more than 900,000 shares of Common Stock. No individual participant may be granted, in any single calendar year during the term of this Plan, restricted stock, restricted stock units, performance units and/or performance shares representing more than 450,000 shares of Common Stock. Substitute or assumed Awards made under Section 20 and Awards assumed as of the Effective Date under Section 21 shall not be included in applying these limitations.

(d) Maximum Number of Incentive Stock Options. The number of shares of Common Stock with respect to which incentive stock options may be granted shall not exceed 1,000,000 shares during the term of this Plan.

(e) Adjustment. The limitations under Sections 3(a), (c) and (d) are subject to adjustment in number and kind pursuant to Section 13.

(f) Treasury or Market Purchased Shares. Common Stock issued hereunder may be authorized and unissued shares or issued shares acquired by the Company on the market or otherwise.

(g) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees of the Company prior to such acquisition or combination.

4. Administration: The Plan shall be administered under the supervision of the Board of Directors, which may exercise its powers, to the extent herein provided, through the agency of its Compensation Committee (the “Committee”), which shall be appointed by the Board of Directors. In addition, Board of Directors or the Committee may delegate in writing any or all of its authority hereunder to one or more other committees or subcommittees, and the initial grants to be made at the time of the spin-off of the Issuer’s stock from Zimmer Biomet Holdings, Inc. may be made by the Compensation and Management Development Committee of the Board of Directors of Zimmer Biomet Holdings, Inc.

(a) Composition of Committee. The Committee shall consist of not less than two (2) members of the Board who are intended to meet the definition of “non-employee directors” under the provisions of the Exchange Act or rules or regulations promulgated thereunder.

(b) Delegation and Administration. The Committee may delegate to one or more separate committees (any such committee a “Subcommittee”) composed of one or more directors of the Issuer (who may, but need not be, members of the Committee) the ability to grant Awards with respect to participants who are not executive officers of the Company under the provisions of the Exchange Act or rules or regulations promulgated thereunder, and such actions shall be treated for all purposes as if taken by the Committee. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such Subcommittee. The Committee may delegate the administration of the Plan to an officer or officers of the Issuer, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of shares of Common Stock upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify, provided that in no case shall any such administrator be authorized to grant Awards under the Plan. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

(c) Regulations. The Committee, from time to time, may adopt rules and regulations (“Regulations”) for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate. The interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors, be final and conclusive.

(d) Records and Actions. The Committee shall maintain a written record of its proceedings. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.

5. Eligibility: Awards may be granted only to service providers of the Company, including Subsidiaries and Affiliates which become such after the Effective Date. Any director who is not an employee of the Company shall be ineligible to receive an Award under the Plan. The adoption of this Plan shall not be deemed to give any service providers any right to an Award, except to the extent and upon such terms and conditions as may be determined by the Committee.

6. Performance Criteria: Awards under Section 8 of this Plan shall be, and any other type of Award (other than incentive stock options) in the discretion of the Committee may be, contingent upon achievement of Performance Criteria.

(a) Available Criteria. For purposes of this Plan, the term “Performance Criteria” means a measure of performance relating to one or more specified criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, division, line of business, project, geographical region, Affiliate or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award. Such specified criteria may include, but are not limited to, the following: net sales; revenue; assets; liabilities; gross profit; operating profit; net earnings; earnings per share; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items; profit margin (gross, operating or net); cash flow, net cash flow or free cash flow; acquisition integration synergies (measurable savings and efficiencies resulting from integration); acquisition integration milestone achievements; stock price performance; total shareholder return; costs or expenses; debt, net debt, borrowing levels, leverage ratios or credit ratings; market share or customer acquisition, expansion or retention; financial return ratios (including return on equity, return on assets or net assets, return on capital or invested capital and return on operating profit); acquisitions, divestitures, joint ventures, strategic alliances, spin-offs, split-ups and similar transactions; reorganizations, recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or any other performance criteria determined by the Committee.

(b) Adjustments. The Committee may adjust any evaluation of performance under a Performance Criteria to exclude the effects of any of the following items or events that occurs or otherwise impacts reported results during a performance period: (1) asset write-downs, (2) litigation or claim judgments or settlements, (3) changes in tax law, accounting principles or other such laws or provisions affecting reported results, (4) accruals and expenses associated with reorganization, restructuring and/or transformation programs, (5) acquisition and integration expenses and purchase accounting, and (6) any other items or events disclosed in management’s discussion and analysis of financial condition and results of operations appearing in the Issuer’s annual report to stockholders for the applicable year. Notwithstanding satisfaction or completion of any Performance Criteria, to the extent specified at the time of grant of an Award, the number of shares, stock options, stock appreciation rights, performance shares, performance units, restricted stock, or restricted stock units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(c) Establishment and Achievement of Targets. The Committee shall establish the specific targets for the selected Performance Criteria. These targets may be set at a specific level or may be expressed as relative to the comparable measure at comparison companies or a defined index. In cases where Performance Criteria are established, the Committee shall determine the extent to which the criteria have been achieved and the corresponding level to which vesting requirements have been satisfied or other restrictions are to be removed from the Award or the extent to which a participant’s right to receive an Award should lapse in cases where the Performance Criteria have not been met, and shall certify these determinations in writing. The Committee may provide for the determination of the attainment of such targets in installments where it deems appropriate.

7. Stock Options: Stock options under the Plan shall consist of incentive stock options under Section 422 of the Code or nonqualified stock options (options not intended to qualify as incentive stock options), as the Committee shall determine. In addition, the Committee may grant stock appreciation rights in conjunction with an option, as set forth in Section 7(b)(12).

Each option shall be subject to the following terms and conditions:

(a) Grant of Options. The Committee shall (1) select the employees of the Company to whom options may from time to time be granted, (2) determine whether incentive stock options or nonqualified stock options are to be granted, (3) determine the number of shares to be covered by each option so granted, (4) determine the terms and conditions (not inconsistent with the Plan) of any option granted hereunder (including but not limited to restrictions upon the options, conditions of their exercise (including as to nonqualified stock options, subject to any Performance Criteria), or restrictions on the shares of Common Stock issuable upon exercise thereof), (5) determine whether nonqualified stock options or incentive stock options granted under the Plan shall include stock appreciation rights and, if so, the Committee shall determine the terms and conditions thereof in accordance with Section 7(b)(12) hereof and (6) prescribe the form of the instruments necessary or advisable in the administration of options.

(b) Terms and Conditions of Option. Any option granted under the Plan shall be evidenced by a Stock Option Agreement entered into by the Company and the optionee, in such form as the Committee shall approve, which agreement shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the Plan, and in the case of an incentive stock option not inconsistent with the provisions of the Code applicable to incentive stock options, as the Committee shall prescribe:

(1) Number of Shares Subject to an Option. The Stock Option Agreement shall specify the number of shares of Common Stock subject to the Agreement.

(2) Option Price. The purchase price per share of Common Stock purchasable under an option will be determined by the Committee but will be not less than the Fair Market Value of a share of Common Stock on the date of the grant of the option, except as provided in Sections 19, 20 or 21.

(3) Option Period. The period of each option shall be fixed by the Committee, but no option shall be exercisable after the expiration of ten years from the date the option is granted.

(4) Condition. Unless the Committee determines otherwise, each optionee, as a condition of the grant of an option, shall remain in the continuous service to the Company for at least one year from the date of the granting of such option, and no option shall be exercisable until after the completion of such one year period of service by the optionee.

(5) Exercise of Option. The Committee shall determine the time or times at which an option may be exercised in whole or in part during the option period. An option will be deemed exercised when the Company receives written or electronic notice of exercise (in accordance with the Stock Option Agreement) from the person entitled to exercise the option and payment in full of the purchase price and Tax-Related Items (as defined in Section 14 hereof). Payment in full may be made (i) by certified or bank check, (ii) by wire transfer, (iii) by payment through a broker under a cashless exercise program implemented by the Company in connection with the Plan, (iv) in shares of Common Stock owned by the optionee having a Fair Market Value at the date of exercise equal to such purchase price, provided that payment in shares of Common Stock will not be permitted unless at least 100 shares of Common Stock are required and delivered for such purpose, (v) in any combination of the foregoing, or (vi) by any other method that the Committee approves. At its discretion, the Committee may modify or suspend any method for the exercise of stock options, including any of the methods specified in the previous sentence. Delivery of shares for exercising an option shall be made either through the physical delivery of shares or through an appropriate certification or attestation of valid ownership. Shares of Common Stock used to exercise an option shall have been held by the optionee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the option. No shares shall be issued until full payment therefor has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock that have been recorded on the Company’s books on behalf of the optionee or for which certificates have been issued to the optionee.

Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, allow the exercise of a lapsed grant if the Committee determines that: (i) the lapse was solely the result of the Company’s inability to execute the exercise of an option Award due to conditions beyond the Company’s control and (ii) the optionee made valid and reasonable efforts to exercise the Award, provided that in no event will the exercise of a lapsed grant be permitted if it would cause the grant to be subject to Section 409A of the Code or to be extended for purposes of Section 409A of the Code. In the event the Committee makes such a determination, the Company shall allow the exercise to occur as promptly as possible following its receipt of exercise instructions subsequent to such determination.

(6) Nontransferability of Options. An option or stock appreciation right granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the optionee’s lifetime, only by the optionee; provided that the Board may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.

Notwithstanding the foregoing, the Committee may set forth in a Stock Option Agreement at the time of grant or thereafter, that the options (other than incentive stock options) may be transferred to members of the optionee’s immediate family and/or to one or more trusts solely for the benefit of such immediate family members. For this purpose, immediate family means the optionee’s spouse, parents, children, stepchildren, grandchildren and legal dependents. Any transfer of options under this provision will not be effective until notice of such transfer is delivered to the Company.

(7) Termination of Service Other than by Retirement or Death. If an optionee shall cease to provide services to the Company for any reason (other than termination of service by reason of Retirement or death) after the optionee shall have been continuously providing services for one year after the granting of the option, or as otherwise determined by the Committee, the option shall be exercisable only to the extent that the optionee was otherwise entitled to exercise it at the time of such cessation of service with the Company, unless otherwise determined by the Committee. The option shall remain exercisable for three months after such cessation of service (or, if earlier, the end of the option period), unless the Committee determines otherwise. The Plan does not confer upon any optionee any right with respect to continuation of employment or service by the Company.

(8) Retirement of Optionee. If an optionee shall cease to be employed by the Company by reason of Retirement after the optionee shall have been continuously employed by the Company for a period of at least one year after the granting of the option, or as otherwise determined by the Committee, all remaining unexercised portion(s) of the option shall immediately vest and become exercisable by the optionee and shall remain exercisable for the remainder of the option period set forth therein, except that, in the case of an incentive stock option, the option shall remain exercisable for three months following Retirement (or, if earlier, the end of the option period).

(9) Death of Optionee. Except as otherwise provided in Section 7(b)(14), in the event of the optionee’s death (i) while in the employ or service of the Company or (ii) after cessation of employment due to Retirement, the option shall be fully exercisable by the executors, administrators, legatees or distributees of the optionee’s estate, as the case may be, at any time following such death until the option expires. In the event of the optionee’s death after cessation of employment or service for any reason other than Retirement, the option shall be exercisable by the executors, administrators, legatees or distributees of the optionee’s estate, as the case may be, at any time during the twelve month period following such death. Notwithstanding the foregoing, unless the Committee determines otherwise, in no event shall an option be exercisable unless the optionee shall have been continuously providing service to the Company for a period of at least one year after the option grant, and no option shall be exercisable after the expiration of the option period set forth in the Stock Option Agreement. In the event any option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee, the Company shall be under no obligation to issue stock thereunder unless and until the Company is satisfied that the person or persons exercising the option are the duly appointed legal representatives of the deceased optionee’s estate or the proper legatees or distributees thereof.

(10) No Deferral Feature. No option or stock appreciation right granted under this Plan shall include any feature for the deferral of compensation other than, in the case of an option, the deferral of recognition of income until the later of exercise or disposition of the option under Section 83 of the Code, or the time the stock acquired pursuant to the exercise of the option first becomes substantially vested (as defined in regulations interpreting Section 83 of the Code), or, in the case of a stock appreciation right, the deferral of recognition of income until the exercise of the stock appreciation right.

(11) Reserved.

(12) Stock Appreciation Rights. In the case of any option granted under the Plan, either at the time of grant or by amendment of such option at any time after such grant, there may be included a stock appreciation right which shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall impose, including the following:

(A) A stock appreciation right shall be exercisable to the extent, and only to the extent, that the option in which it is included is at the time exercisable, and may be exercised within such period only at such time or times as may be determined by the Committee (and in no event after expiration of ten years from the date the option was granted);

(B) A stock appreciation right shall entitle the optionee (or any person entitled to act under the provisions of Section 7(b)(9)) to surrender unexercised the option in which the stock appreciation right is included (or any portion of such option) to the Company and to receive from the Company in exchange therefor that number of shares having an aggregate value equal to (or, in the discretion of the Committee, less than) the excess of the value of one share (provided such value does not exceed such multiple of the option price per share as may be specified by the Committee) over the option price per share specified in such option (as determined by the Committee in accordance with Section 7(b)(2)) times the number of shares called for by the option, or portion thereof, which is so surrendered. The Committee shall be entitled to cause the Company to settle its obligation, arising out of the exercise of a stock appreciation right, by the payment of cash equal to the aggregate value of the shares the Company would otherwise be obligated to deliver or partly by the payment of cash and partly by the delivery of shares. Any such election shall be made within 30 business days after the receipt by the Committee of written or electronic notice of the exercise of the stock appreciation right. The value of a share for this purpose shall be the Fair Market Value thereof on the last business day preceding the date of the election to exercise the stock appreciation right;

(C) No fractional shares shall be delivered under this Section 7(b)(12) but in lieu thereof a cash adjustment shall be made;

(D) If a stock appreciation right included in an option is exercised, such option shall be deemed to have been exercised to the extent of the number of shares called for by the option or portion thereof which is surrendered on exercise of the stock appreciation right and no new option may be granted covering such shares under this Plan; and

(E) If an option which includes a stock appreciation right is exercised, such stock appreciation right shall be deemed to have been canceled to the extent of the number of shares called for by the option or portion thereof is exercised and no new stock appreciation rights may be granted covering such shares under this Plan.

(13) Incentive Stock Options. Incentive stock options may only be granted to employees of the Issuer and its Subsidiaries and parent corporations, as defined in Section 424 of the Code. In the case of any incentive stock option granted under the Plan, the aggregate Fair Market Value of the shares of Common Stock (determined at the time of grant of each option) with respect to which incentive stock options granted under the Plan and any other plan of the Issuer or its parent or a Subsidiary which are exercisable for the first time by an employee during any calendar year shall not exceed $100,000 or such other amount as may be required by the Code.

(14) Rights of Transferee. Notwithstanding anything to the contrary herein, if an option has been transferred in accordance with Section 7(b)(6), the option shall be exercisable solely by the transferee. The option shall remain subject to the provisions of the Plan, including that it will be exercisable only to the extent that the optionee or optionee’s estate would have been entitled to exercise it if the optionee had not transferred the option. In the event of the death of the optionee prior to the expiration of the right to exercise the transferred option, the period during which the option shall be exercisable will terminate on the date one year following the date of the optionee’s death. In the event of the death of the transferee prior to the expiration of the right to exercise the option, the period during which the option shall be exercisable by the executors, administrators, legatees and distributees of the transferee’s estate, as the case may be, will terminate on the date one year following the date of the transferee’s death. In no event will the option be exercisable after the expiration of the option period set forth in the Stock Option Agreement. The option shall be subject to such other rules as the Committee shall determine.

(15) No Reload. Options shall not be granted under this Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock in payment of the option price and/or tax withholding obligation under any other employee stock option.

8. Long-term Performance Awards: Long-term performance awards under the Plan shall consist of the conditional grant of a specified number of performance units or performance shares. The conditional grant of a performance unit to a participant will entitle the participant to receive a specified dollar value, variable under conditions specified in the Award, if the Performance Criteria specified in the Award are achieved and the other terms and conditions thereof are satisfied. The conditional grant of a performance share to a participant will entitle the participant to receive a specified number of shares of Common Stock, or the equivalent cash value, as determined by the Committee, if the Performance Criteria specified in the Award are achieved and the other terms and conditions thereof are satisfied. Each Award shall be subject to the following terms and conditions:

(a) Grant of Awards. The Committee shall (1) select the service providers of the Company to whom Awards under this Section 8 may from time to time be granted, (2) determine the number of performance units or performance shares covered by each Award, (3) determine the terms and conditions of each performance unit or performance share awarded and the award period and performance objectives with respect to each Award, (4) determine the extent to which a participant may elect to defer payment of a percentage of an Award (the “Deferred Portion”) pursuant to the terms of a deferred compensation plan of the Company, (5) determine whether payment with respect to the portion of an Award which has not been deferred (the “Current Portion”) and the payment with respect to the Deferred Portion of an Award shall be made entirely in cash, entirely in Common Stock or partially in cash and partially in Common Stock, (6) determine whether the Award is to be made independently of or in conjunction with a nonqualified stock option granted under the Plan, and (7) prescribe the form of the instruments necessary or advisable in the administration of the Awards.

(b) Terms and Conditions of Award. Any Award conditionally granting performance units or performance shares to a participant shall be evidenced by a Performance Unit Agreement or Performance Share Agreement, as applicable, entered into by the Company and the participant, in such form as the Committee shall approve, which agreement shall contain in substance the following terms and conditions applicable to the Award and such additional terms and conditions as the Committee shall prescribe:

(1) Number and Value of Performance Units. The Performance Unit Agreement shall specify the number of performance units conditionally granted to the participant. The Performance Unit Agreement shall specify the threshold, target and maximum dollar values of each performance unit and corresponding performance objectives as provided under Section 8(b)(5).

(2) Number and Value of Performance Shares. The Performance Share Agreement shall specify the number of performance shares conditionally granted to the participant. The Performance Share Agreement shall specify that each Performance Share will have a value equal to one (1) share of Common Stock.

(3) Award Periods. For each Award, the Committee shall designate an award period with a duration to be determined by the Committee in its discretion, but in no event less than three calendar years, within which specified performance objectives are to be attained. There may be several award periods in existence at any one time and the duration of performance objectives may differ from each other.

(4) Condition. Each participant, as a condition of the award of performance units or performance shares, shall remain in the continuous service of the Company for at least one year after the date of the making of such Award, and no Award shall be payable until after the completion of such one year of service by the participant, except as otherwise determined by the Committee.

(5) Performance Objectives. The Committee shall select the Performance Criteria and specific targets for each award period.

(6) Determination and Payment of Performance Units or Performance Shares Earned. As soon as practicable after the end of an award period, the Committee shall determine the extent to which Awards have been earned on the basis of actual performance in relation to the Performance Criteria as set forth in the Performance Unit Agreement or Performance Share Agreement and certify these results in writing. The Performance Unit Agreement or Performance Share Agreement shall specify that as soon as practicable after the end of each award period, the Committee shall determine whether the conditions of Sections 8(b)(4) and 8(b)(5) hereof have been met and, if so, shall ascertain the amount payable or shares which should be distributed to the participant in respect of the performance units or performance shares. As promptly as practicable after it has determined that an amount is payable or should be distributed in respect of an Award, and within 75 days after the end of the award period, the Committee shall cause the Current Portion of such Award to be paid or distributed to the participant or the participant’s beneficiaries, as the case may be, in the Committee’s discretion, either entirely in cash, entirely in Common Stock or partially in cash and partially in Common Stock. Payment of any Deferred Portion of an Award shall be determined by the terms of the Company deferred compensation plan under which the deferral was elected.

In making payment in the form of Common Stock hereunder, the cash equivalent of such Common Stock shall be determined by the Fair Market Value of the Common Stock on the day the Committee designates the performance units shall be payable.

(7) Nontransferability of Awards and Designation of Beneficiaries. No Award under this Section of the Plan shall be transferable by the participant other than by will or by the laws of descent and distribution, except that a participant may designate a beneficiary pursuant to the provisions hereof to the extent permitted by the Committee and valid under applicable law. If any participant or the participant’s beneficiary shall attempt to assign the participant’s rights under the Plan in violation of the provisions thereof, the Company’s obligation to make any further payments to such participant or the participant’s beneficiaries shall forthwith terminate.

To the extent permitted by the Committee and valid under applicable law, a participant may name one or more beneficiaries to receive any payment of an Award to which the participant may be entitled under the Plan in the event of the participant’s death, on a form to be provided by the Committee. A participant may change the participant’s beneficiary designation from time to time in the same manner. If no designated beneficiary is living on the date on which any payment becomes payable to a participant’s beneficiary, or if no beneficiary has been specified by the participant, such payment will be payable to the participant’s estate.

(8) Retirement and Termination of Service Other Than by Death. In the event of the Retirement prior to the end of an award period of a participant who has satisfied the one year employment requirement of Section 8(b)(4) with respect to an Award prior to Retirement, or as otherwise determined by the Committee, the participant, or his estate, shall be entitled to a payment of such Award at the end of the award period, pursuant to the terms of the Plan and the participant’s Performance Unit Agreement or Performance Share Agreement, provided, however, that the participant shall be deemed to have earned that proportion (to the nearest whole unit or share) of the value of the performance units or performance shares granted to the participant under such Award as the number of months of the award period which have elapsed since the first day of the calendar year in which the Award was made to the end of the month in which the participant’s Retirement occurs, bears to the total number of months in the award period, subject to the attainment of performance objectives associated with the Award as certified by the Committee. The participant’s right to receive any remaining performance units or performance shares shall be canceled and forfeited.

Subject to Section 8(b)(6) hereof, the Performance Unit Agreement or Performance Share Agreement shall specify that the right to receive the performance units or performance shares granted to such participant shall be conditional and shall be canceled, forfeited and surrendered if the participant’s continuous service with the Company shall terminate for any reason, other than the participant’s death or Retirement, prior to the end of the award period, or as otherwise determined by the Committee.

(9) Reserved.

(10) Death of Participant. In the event of the death prior to the end of an award period of a participant who has satisfied the one year service requirement with respect to an Award under this Section 8 prior to the date of death, or as otherwise determined by the Committee, the participant’s beneficiaries or estate, as the case may be, shall be entitled to a payment of such Award upon the end of the award period, pursuant to the terms of the Plan and the participant’s Performance Unit Agreement or Performance Share Agreement, provided, however, that the participant shall be deemed to have earned that proportion (to the nearest whole unit or share) of the value of the performance units or performance shares granted to the participant under such Award as the number of months of the award period which have elapsed since the first day of the calendar year in which the Award was made to the end of the month in which the participant’s death occurs, bears to the total number of months in the award period. The participant’s right to receive any remaining performance units or performance shares shall be canceled and forfeited.

The Committee may, in its discretion, waive, in whole or in part, such cancellation and forfeiture of any performance units or performance shares.

9. Restricted Stock and Restricted Stock Units: An Award of restricted stock under the Plan shall consist of a grant of shares of Common Stock of the Issuer, the grant, issuance, retention and/or vesting of which is subject to the terms and conditions hereinafter provided. An Award of a restricted stock unit to a participant will entitle the participant to receive a specified number of shares of Common Stock or cash, as determined by the Committee, if the objectives specified in the Award, if any, are achieved and the other terms and conditions thereof are satisfied. Each Award shall be subject to the following terms and conditions:

(a) Grant of Awards: The Committee shall (i) select the service providers to whom restricted stock or restricted stock units may from time to time be granted, (ii) determine the number of shares to be covered by each Award granted, (iii) determine the terms and conditions (not inconsistent with the Plan) of any Award granted hereunder, and (iv) prescribe the form of the agreement, legend or other instrument necessary or advisable in the administration of Awards under the Plan.

(b) Terms and Conditions of Awards: Any Award granted under this Section 9 shall be evidenced by a Restricted Stock Agreement or Restricted Stock Unit Agreement entered into by the Issuer and the participant, in such form as the Committee shall approve, which agreement shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the Plan as the Committee shall prescribe:

(1) Number of Shares Subject to an Award: The agreement shall specify the number of shares of Common Stock or the number of restricted stock units subject to the Award.

(2) Restriction Period: The period of restriction applicable to each Award (the “Restriction Period”) shall be established by the Committee but may not be less than one year, unless the Committee determines otherwise. The Restriction Period applicable to each Award shall commence on the award date.

(3) Condition: Each participant, as a condition of the grant of an Award, shall remain in the continuous service to the Company for at least one year from the date of the granting of such Award, or as otherwise determined by the Committee, and the participant’s right to any shares of restricted stock or restricted stock units covered by such an Award shall be forfeited if the participant does not provide continuous service to the Company for at least one year from the date of the granting of the Award, except as otherwise determined by the Committee.

(4) Restriction Criteria: The Committee shall establish the criteria upon which the Restriction Period shall be based. Restrictions shall be based upon either or both of (i) the continued service of the participant or (ii) the attainment of one or more Performance Criteria.

(c) Terms and Conditions of Restrictions and Forfeitures: The restricted stock or restricted stock units awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(1) During the Restriction Period, the participant will not be permitted to sell, transfer, pledge or assign the Award made under this Section 9.

(2) Except as provided in Section 9(c)(1), or as the Committee may otherwise determine, a participant holding restricted stock shall have all of the rights of a stockholder of the Issuer, including the right to vote the shares and receive dividends and other distributions, provided that cash dividends paid with respect to restricted stock that is subject to the satisfaction of targets for Performance Criteria shall be retained by the Company during the Restriction Period and shall be subject to the same restrictions as the underlying restricted stock. In addition, distributions in the form of stock shall be subject to the same restrictions as the underlying restricted stock. A participant holding restricted stock units shall have none of the rights of a stockholder of the Issuer during the Restriction Period.

(3) Unless the Committee shall expressly otherwise provide in the agreement relating to an Award made under this Section 9, in the event of a participant’s Retirement or death prior to the end of the Restriction Period for a participant who has satisfied the one year service requirement of Section 9(b)(3), all time-based restrictions imposed under such Award shall immediately lapse, but such Award shall continue to be subject to the satisfaction of any targets for Performance Criteria set forth in the agreement relating to such Award.

(4) Unless the Committee shall expressly otherwise provide in the agreement relating to an Award made under this Section 9, if during the Restriction Period a participant terminates service with the Company for any reason other than Retirement or death, the shares covered by a restricted stock Award that are not already vested shall be canceled and forfeited and will be deemed to be reacquired by the Issuer and any restricted stock units still subject to restriction shall be forfeited by the participant.

(5) In cases of special circumstances as determined by the Committee, the Committee may, in its sole discretion when it finds that such an action would be in the best interests of the Company, accelerate or waive in whole or in part any or all remaining time-based restrictions with respect to all or part of a participant’s restricted stock or restricted stock units.

(6) In the event that the participant fails promptly to pay or make satisfactory arrangements as to the Tax-Related Items as provided in Section 14, (i) all shares of restricted stock still subject to restriction shall be forfeited by the participant and will be deemed to be reacquired by the Company; and (ii) all restricted stock units still subject to restriction shall be forfeited by the participant.

(7) A participant may, at any time prior to the expiration of the Restriction Period, waive all rights to receive all or some of the shares covered by or corresponding to an Award by delivering to the Company a written or electronic notice of such waiver.

(8) Notwithstanding the other provisions of this Section 9, the Committee may adopt rules which would permit a gift by a participant holding restricted stock or the benefits of a restricted stock unit, to members of the participant’s immediate family (spouse, parents, children, stepchildren, grandchildren or legal dependents) or to a trust whose beneficiary or beneficiaries shall be either such a person or persons or the participant.

(9) Any attempt to dispose of an Award under this Section 9 in a manner contrary to the restrictions shall be ineffective.

10. Other Stock-Based Awards

(a) Other Stock-Based Awards. The Committee may grant to eligible service providers other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares to participants, or payment in cash or otherwise of amounts based on the value of shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

(b) Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the participant will depend on the extent to which the performance goals are met.

(c) Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or shares of Common Stock, as the Committee determines.

11. Forfeiture of Awards; Recapture of Benefits:

(a) Breach of Restrictive Covenants; Violation of Code or Policies. The Committee may, in its discretion, provide in an agreement evidencing any Award that (1) in the event that the participant engages, within a specified period after termination of service, in certain activity specified by the Committee that is deemed detrimental to the interests of the Company (including, but not limited to, the breach of any non-solicitation and/or non-compete agreements with the Company), and/or (2) in the event that the participant engages in conduct (which may include a failure to act) that is deemed detrimental to the interests of the Company (including, but not limited to, that which results in a violation of the Company’s Code of Business Conduct and Ethics, policies, procedures or other standards), the Committee may, in its discretion, require the participant to forfeit his or her right to any unvested portion of the Award and, to the extent that any portion of the Award has previously vested, the Committee may require the participant to return to the Company the shares of Common Stock covered by the Award or any cash proceeds the participant received upon the sale of such shares or, in the case of stock appreciation rights, performance units or restricted stock units that are settled in cash, an amount of cash, equal to the amount of any gain realized upon the exercise of or lapsing of restrictions on any Award that occurred within a specified time period.

(b) Other Bases for Forfeiture, Recovery or Other Actions. Awards and any compensation or benefits associated therewith shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 10D of the Exchange Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) the securities, exchange control and other laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to a participant. Any agreement evidencing an Award may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

12. Determination of Breach of Conditions: The determination of the Committee as to whether an event has occurred resulting in a forfeiture or a termination of an Award or any reduction of the Company’s obligations in accordance with the provisions of the Plan shall be conclusive.

13. Adjustment of and Changes in the Common Stock:

(a) Effect of Outstanding Awards. The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issuance of Common Stock or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Company of Common Stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations to the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than shares of Common Stock, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to stock options or other Awards theretofore granted or the purchase price per share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary or appropriate.

(b) Adjustments. If the outstanding Common Stock or other securities of the Company, or both, for which an Award is then exercisable or as to which an Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization, corporate separation or division (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend) or any similar event affecting the Common Stock or other securities of the Company, the Committee shall appropriately and equitably adjust the number and kind of shares or other securities which are subject to this Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of shares of Common Stock or other securities without changing the aggregate exercise or settlement price.

(c) Fractional Shares. In the event any adjustment in stock options or stock appreciation rights pursuant to this Section 13 would result in a fraction of a share, the Company reserves the right to round up or down to the nearest whole share.

(d) Assumption of Awards. Any other provision hereof to the contrary notwithstanding (except for Section 13(a)), in the event the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if it is the surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

14. Taxes:

(a) Each participant shall, no later than the Tax Date (as defined below), pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Tax-Related Items (as defined below) with respect to an Award, and the Company shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to the participant. Specifically, the Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a participant to satisfy any tax withholding obligations with respect to such Tax-Related Items, in whole or in part, by (without limitation) (i) paying cash, (ii) using proceeds from the sale of shares of Common Stock delivered pursuant to the exercise or settlement of the Award, (iii) electing to have the Company withhold otherwise deliverable cash or shares of Common Stock having a fair market value equal to the amount required to be withheld under applicable tax laws, subject to applicable accounting guidance, or (iv) delivering to the Company already-owned shares of Common Stock having a Fair Market Value equal to the amount required to be withheld under applicable tax laws, subject to applicable accounting guidance. The Fair Market Value of the Common Stock to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with applicable law.

(b) The Company shall also have the right to retain or sell without notice, or to demand surrender of, shares of Common Stock in value sufficient to cover the amount of any Tax-Related Items, and to make payment (or to reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such Tax-Related Items, remitting any balance to the participant. For purposes of this paragraph, the value of shares of Common Stock so retained or surrendered shall be the average of the high and low sales prices per share on the Nasdaq Stock Market on the date that the amount of the Tax-Related Items is to be determined (the “Tax Date”) and the value of shares of Common Stock so sold shall be the actual net sales price per share (after deduction of commissions) received by the Company.

(c) Notwithstanding the foregoing, if the stock options have been transferred, the optionee shall provide the Company with funds sufficient to pay such Tax-Related Items. If such optionee does not satisfy the optionee’s tax payment obligation and the stock options have been transferred, the transferee may provide the funds sufficient to enable the Company to pay such taxes. However, if the stock options have been transferred, the Company shall have no right to retain or sell without notice, or to demand surrender from the transferee of, shares of Common Stock in order to pay such Tax-Related Items.

(d) The term “Tax-Related Items” means the required (i) U.S. federal, state and local withholding amount applicable to the participant, including federal, state and local income taxes, Federal Insurance Contribution Act taxes, social insurance contributions, payroll tax, payment on account and any other governmental impost or levy, and (ii) any non-U.S. income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items that are applicable (or deemed applicable) to the participant as a result of participation in the Plan.

15. Change in Control:

(a) Unless the Committee shall otherwise expressly provide in the agreement relating to an Award, in the event a participant’s service with the Company terminates pursuant to a Qualifying Termination (as defined below) during the three (3) year period following a Change in Control of the Issuer (as defined below):

(1) all outstanding options shall become immediately fully vested and exercisable (to the extent not yet vested and exercisable as of the date of the Qualifying Termination); and

(2) all time-based restrictions imposed under all outstanding Awards of restricted stock and restricted stock units shall immediately lapse.

(b) Unless the Committee shall otherwise expressly provide in the agreement relating to an Award, if the Company undergoes a Change in Control during the award period applicable to an Award that is subject to the satisfaction of any targets for Performance Criteria, the number of shares or units deemed earned shall be the greater of (i) the target number of shares or units specified in the participant’s Award agreement or (ii) the number of shares or units that would have been earned by applying the Performance Criteria specified in the Award agreement to the Company’s actual performance from the beginning of the applicable award period to the date of the Change in Control.

(c) In addition, in the event of a Change in Control of the Issuer, the Committee may:

(1) determine that outstanding options shall be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation) and that outstanding Awards shall be converted to similar awards of the surviving corporation (or a parent or subsidiary of the surviving corporation), or

(2) take such other actions with respect to outstanding options and other Awards as the Committee deems appropriate; provided, however, that such actions are compliant with Section 409A of the Code, to the extent applicable.

(d) For purposes of this Plan, a Change in Control shall be deemed to have occurred on the earliest of the following dates:

(1) The date any person (as defined in Section 14(d)(3) of the Exchange Act) shall have become the direct or indirect beneficial owner of twenty percent (20%) or more of the then outstanding common shares of the Issuer;

(2) The date a merger or consolidation of the Issuer with any other corporation is consummated, other than (i) a merger or consolidation which would result in the voting securities of the Issuer outstanding immediately prior thereto continuing to represent at least 75% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Issuer in which no Person acquires more than 50% of the combined voting power of the Issuer’s then outstanding securities;

(3) The date the stockholders of the Issuer approve a plan of complete liquidation of the Issuer or an agreement for the sale or disposition by the Issuer of all or substantially all of the Issuer’s assets; or

(4) The date there shall have been a change in a majority of the Board of Directors within a two (2) year period beginning after the Effective Date, unless the nomination for election by the Issuer’s stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two (2) year period.

(e) For purposes of this Plan provision, a Qualifying Termination shall be deemed to have occurred under the following circumstances:

(1) A Company-initiated termination for reasons other than the participant’s death, Disability, resignation without good cause, willful misconduct or activity deemed detrimental to the interests of the Company, or

(2) Only in the case of a participant who is an employee, a resignation by the employee with good cause, which includes (i) a substantial adverse alteration in the nature or status of the employee’s responsibilities, (ii) a reduction in the employee’s base salary or levels of entitlement or participation under any incentive plan, award program or employee benefit program without the substitution or implementation of an alternative arrangement of substantially equal value, or (iii) the Company requiring the employee to relocate to a work location more than fifty (50) miles from the employee’s work location prior to the Change in Control; provided that good cause shall exist only if (x) the employee provides written notice of the existence of the condition that would give rise to good cause within 90 days after the initial existence of such condition, (y) the Company fails to correct any such breach within 30 days after receipt of such notice and (z) the employee resigns from his employment effective within 30 days after the expiration of such 30-day period;

provided that in a termination under (1) or (2) above, as applicable, the participant executes a separation agreement general release of claims (which may include a non-solicitation and/or non-compete agreement as determined by the Company) within the time required by the Company (but in no event later than 60 days following termination).

16. Amendment of the Plan: The Board of Directors may amend or suspend this Plan at any time and from time to time; provided, however, that, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other Awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without stockholder approval; and provided, further, that the Board of Directors shall submit for stockholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 13) required to be submitted for stockholder approval by law, regulation or applicable stock exchange requirements or that otherwise would:

(a) increase the limitations in Section 3;

(b) reduce the price at which stock options may be granted to below Fair Market Value on the date of grant;

(c) extend the term of this Plan; or

(d) change the class of persons eligible to be participants.

In addition, no such amendment or alteration shall be made which would impair the rights of any participant, without such participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

17. Miscellaneous:

(a) By accepting any benefits under the Plan, each participant and each person claiming under or through such participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or to be taken or made under the Plan by the Company, the Board, the Committee or any other committee appointed by the Board.

(b) No participant or any person claiming under or through him shall have any right or interest, whether vested or otherwise, in the Plan or in any Award, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Agreement that affect such participant or such other person shall have been complied with.

(c) Neither the adoption of the Plan nor its operation shall in any way affect the rights and powers of the Company to dismiss or discharge any employee at any time.

18. Term of the Plan: The Plan shall expire on March 1, 2032, unless suspended or discontinued earlier by action of the Board of Directors. The expiration of the Plan, however, shall not affect the rights of participants under Awards theretofore granted to them, and all Awards shall continue in force and operation after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

19. Participants Based Outside of the United States: Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has service providers, the Committee, in its sole discretion, shall have the power and authority to (i) determine which individuals outside the United States are eligible to participate in the Plan, (ii) modify the terms and conditions of Awards granted to participants who reside outside the United States, (iii) establish subplans, modified option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable, and (iv) take any action before or after an Award is granted that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals, as determined by the Committee. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and subplans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, Disability, Retirement or other termination of service, available methods of exercise or settlement of an Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax or social insurance contribution liability to the participant, the withholding procedures and handling of any share certificates or other indicia of ownership. Notwithstanding the foregoing, the Committee may not take any actions hereunder and no Awards shall be granted that would violate applicable laws.

20. Grants in Connection with Corporate Transactions and Otherwise: Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to assume the equity-based awards or make substitute Awards under this Plan to an employee of another corporation who becomes an employee of the Company by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for an award granted by such corporation, or (ii) limit the right of the Company to grant options or make other awards outside of this Plan. The terms and conditions of any substitute or assumed Awards may vary from the terms and conditions required by the Plan. Any substitute or assumed Awards that are made pursuant to this Section 20 shall not count against the limitations provided under Section 3.

21. Awards Assumed as of the Effective Date:

(a) On the Effective Date, the Issuer will assume from Zimmer Biomet Holdings, Inc. all Awards granted under the Prior Plan that are outstanding immediately before the Effective Date with respect to the Company’s employees (the “Prior Awards”). Except as described below, the terms of the Prior Plan and the Prior Award agreements in effect pursuant to the Prior Plan will continue to govern the Prior Awards. However, as a result of the assumption, the Prior Awards will be converted into Awards with respect to the Common Stock of the Issuer, and the number of shares, the exercise price (as applicable) and other terms will be adjusted to reflect the spin-off of the Issuer from Zimmer Biomet Holdings, Inc.. On and after the spin-off date, references in the Prior Award agreements to Zimmer Biomet Holdings, Inc. will mean the Issuer. Any shares of the Issuer’s Common Stock that are subject to issuance pursuant to the Prior Awards will be issued under this Plan but will not be counted against the limitations provided under Section 3. The Committee will administer the Prior Awards, as converted into Common Stock of the Issuer.

(b) As an alternative, notwithstanding the above, the Committee may determine, as a result of certain laws, rules or regulations in countries outside the United States, not to have the Issuer assume certain Prior Awards.

22. Governing Law: The validity, construction, interpretation and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Colorado, U.S.A. without giving effect to the conflict of laws provisions thereof. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.

23. Unfunded Plan: Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate or earmark any cash or other property which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation or earmarking, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

24. Compliance with Other Laws and Regulations: This Plan, the grant and exercise of Awards hereunder, and the obligation of the Issuer to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Issuer shall not be required to register in a participant’s name or deliver any shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Issuer is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Issuer’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Issuer shall be relieved of any liability with respect to the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. No stock option shall be exercisable and no shares of Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the shares underlying such stock option is effective and current or the Issuer has determined that such registration is unnecessary.

25. Liability of Issuer: The Issuer shall not be liable to a participant or other persons as to (a) the non-issuance or sale of shares of Common Stock as to which the Issuer has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Issuer’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by any participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

26. Compliance with Section 409A of the Code: Notwithstanding any provision of the Plan to the contrary, to the extent Section 409A of the Code is or is likely to become applicable to the participant, the intent of the Company is that payments and benefits under this Plan shall be exempt from, or shall comply with, Section 409A of the Code to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan and any Awards granted under the Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained in this Plan to the contrary, a participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A of the Code until the participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate and distinct payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6) month period immediately following the participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the participant’s separation from service (or, if earlier, the participant’s date of death). The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A from applying to any such payment. Participants shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by them on account of non-compliance with Section 409A. In the event any Award constitutes or provides for a deferral of compensation within the meaning of Section 409A of the Code, the Award shall comply in all respects with the applicable requirements of Section 409A of the Code; the agreement evidencing the Award shall include all provisions required for the Award to comply with the applicable requirements of Section 409A of the Code; and those provisions of such agreement shall be deemed to constitute provisions of the Plan.